Exhibit 1.2

REGULATIONS TO THE LAW OF PETRÓLEOS MEXICANOS

Chapter I

General Provisions

Article 1.- The purpose of this instrument is to regulate the Law of Petróleos Mexicanos, and it is of general observance and binding on Petróleos Mexicanos, its Subsidiary Entities and parties that maintain relations with such decentralized entities.

Article 2.- For the purposes of these regulations, the following terms shall mean:

I. Core Activities of a Productive Character: The activities constituting the State Petroleum Industry, petrochemicals other than basic petrochemicals, and the other activities that Petróleos Mexicanos and the Subsidiary Entities shall undertake in accordance with articles 3 and 4 of the Regulatory Law;

II. Acquisitions, Leasing, Works and Services related to Core Activities of a Productive Character: The acquisitions, leasing and services, as well as works and services related thereto, that Petróleos Mexicanos or the Subsidiary Entities contract with third parties to carry out the activities and projects related to the Core Activities of a Productive Character;

III. Committees: Those that are constituted in accordance with article 22 of the Law;

IV. Acquisitions and Works Committee: The Acquisitions, Leasing, Works and Services Committee of Petróleos Mexicanos or of its Subsidiary Entities, as applicable, set forth in articles 22, section IV, 26 and 27 of the Law;

V. Strategy and Investment Committee: The Strategy and Investment Committee of Petróleos Mexicanos or of its Subsidiary Entities, as applicable, set forth in articles 22, section II, 24 and 27 of the Law;

VI. Board of Directors: The Board of Directors of Petróleos Mexicanos;

VII. Director General: The Director General of Petróleos Mexicanos;

VIII. Administrative Contracting Guidelines: Those that are issued by the Board of Directors to regulate the procedures and guidelines for the contracts for Acquisitions, Leasing, Works and Services related to the Core Activities of a Productive Character;

IX. State Petroleum Industry: The activities exclusively entrusted to Petróleos Mexicanos and its Subsidiary Entities in respect of hydrocarbons owned by the Nation, in accordance with articles 2 and 3 of the Regulatory Law;

X. Law: The Law of Petróleos Mexicanos;

XI. Regulatory Law: The Regulatory Law to Article 27 of the Political Constitution of the United Mexican States Concerning Petroleum Affairs;

XII. Decentralized Entities: Petróleos Mexicanos and its Subsidiary Entities;

XIII. Subsidiary Entities: The Decentralized Entities created by the Head of the Federal Executive with productive purposes of a technical, commercial and industrial character, with legal personality and capacity to own their property, for the purpose of undertaking the activities set forth in the Law;

XIV. Petróleos Mexicanos: The Decentralized Entity referred to in the first paragraph of article 3 of the Law;

XV. Business Plan: That which is referred to in articles 19, section III; 24; 26, section I; and 31, section III; in the eighth transitory provision, last paragraph; the ninth transitory provision, penultimate paragraph; and the thirteenth transitory provision of the Law;

XVI. Suppliers and Contractors: The individuals or entities, national or foreign, who by virtue of contract, agreement or any other legal instrument, supply or lease goods, render services of any nature, execute public works or services related thereto or other modality permitted by law or regulation for the Decentralized Entities;

XVII. Core Projects: The group of activities and investments, including the design and planning of the same, necessary to undertake the Core Activities of a Productive Character, oriented toward the creation and preservation of economic value. The foregoing, in accordance with the Administrative Contracting Guidelines; and

XVIII. Ministry: The Ministry of Energy.

Article 3.- These regulations will be interpreted by the Ministries of Energy; Finance and Public Credit; Economy; Agriculture, Livestock, Rural Development, Fishing and Nutrition; and Public Function, within the scope of their respective authorities.

Chapter II

Corporate Government of Petróleos Mexicanos

Section I

Board of Directors

Article 4.- The Board of Directors and the Director General will seek at all times to create economic value for the benefit of Mexican society, taking into consideration all of the objectives established under article 7 of the Law, and pursuant to the applicable legal provisions.

Article 5.- The boards of directors of the Subsidiary Entities are exclusively entrusted to instruct the corresponding Director General, and the latter, in turn, to instruct its administrative units, to perform their actions, activities and operational and administrative efforts. The foregoing, in accordance with the applicable provisions of the respective organic statute.

Article 6.- In the meetings of the Board of Directors, only those matters that have been listed in the agenda attached to the invitation can be decided.

Article 7.- The heads of the administrative units of Petróleos Mexicanos are responsible for the classification of the information, documentation and draft resolutions that they generate and submit for the consideration of the Board of Directors, with due observance of the criteria established for those purposes by the Federal Law of Transparency and Access to Public Governmental Information, its regulations and the applicable legal provisions.

If applicable, the directors shall classify the information and draft resolutions that are submitted to the aformentioned governing body, as well as the reasoned votes that are sent to the secretary of the Board of Directors.

The secretary of the Board of Directors, after previous consultation with the person who submitted the proposal, is responsible for the classification of the resolutions approved by such governing body.

Article 8.- The resolutions and the reasoned and particular votes of the directors will be disclosed within fifteen business days following their issuance, through their inclusion in the website of Petróleos Mexicanos.

In cases where the resolutions have been classified as reserved or confidential, only the public version will be disclosed.

In a case where the votes have been classified as reserved or confidential, only the public version will be disclosed as received by the secretary of the Board of Directors.

Likewise, the reports submitted by the Audit and Performance Evaluation Committee to the Board of Directors will be disclosed, subject to the exception set forth in the preceding paragraph.

Article 9.- Any member of the Board of Directors that has a conflict of interest with respect to any matter, resolution or agreement, must report it to such governing body and must abstain from participating in its discussion and vote. Likewise, invitees that are in the same situation shall abstain from participating in the discussion.

The Ministries of Finance and Public Credit, Energy and Public Function, by resolution, shall issue guidelines for the purposes set forth in articles 37, section II; and 38, section II, of the Law.

Article 10.- For the purposes set forth in the last paragraph of article 9 of the Law, budgetary issues shall be deemed those referring to the programming, budgeting and execution of expenditures relating to personal services, including the establishment of the corresponding reserves.

Article 11.- The Board of Directors shall determine the common administrative services that shall be rendered equally to all Subsidiary Entities, in order to avoid duplication and obtain greater efficiency. Such services shall be rendered pursuant to the terms of the agreements entered into by Petróleos Mexicanos with the Subsidiary Entities and, if applicable, with the affiliated companies.

Section II

Provisions applicable to directors

Article 12.- The resolutions of the Board of Directors shall be adopted by a majority vote of the directors present at the applicable meeting, in accordance with the voting regime. The Chairman of the Board will have the tiebreaking vote.

In the event a majority is not achieved with the vote of at least two professional directors, those opposing shall issue a reasoned vote within a period no longer than twenty business days, which shall be submitted to the secretary of the Board of Directors, and, in turn, to the other directors. Once the period has concluded, the matter will be decided by a simple majority of votes of the directors present at the next ordinary or extraordinary meeting of the Board of Directors.

If within the aforementioned period a vote is changed by any of the opposing directors, the convening of a new meeting of the Board of Directors will not be necessary in accordance with the preceding paragraph, subject to the favorable vote of at least two professional directors, and the secretary of the Board of Directors shall log this event in the corresponding minutes.

Article 13.- The directors representing the State shall render their opinion at the respective meetings on the matters that are presented therein. If their vote is negative, they shall provide support or reasoning for their decision, except as is set forth in the following paragraph.

If the director representing the State considers that the matter merits further study or consultation outside of the meeting, the reasoned vote that supports or motivates his negative position must be submitted to the secretary of the Board of Directors within five business days following the meeting. Failure to submit the vote will result in such vote being deemed affirmative.

In the foregoing situations, the secretary of the Board of Directors shall log in the corresponding minutes the terms in which the matter was resolved, certifying the tally of the votes and the orientation of the vote of each director, the way in which the matter was resolved, the vote tallies, as well as the way in which each director voted.

Article 14.- The draft Expenditure Budgets of the Federation shall establish the compensation of the professional directors, which shall be proposed by an external committee comprised by one representative designated by each of the Ministries of Energy, of Finance and Public Credit, and of Public Function, respectively, who shall take into account the Mexican labor market, as well as the petroleum industry at the international level. Such compensation shall not exceed the compensation for the President of the Republic.

Such committee shall propose to the Board of Directors the human and material resources that the professional directors shall have for the adequate performance of their duties, in accordance with the approved budget.

Article 15.- The members of the Board of Directors may be removed pursuant to the causes set forth in article 12 of the Law, per the request of at least two of its members. Those members may request that the Board of Directors commence the corresponding proceeding, based on sufficient elements to establish cause before the Board of Directors, which shall hear and render a decision on such cause in accordance with the procedure set forth in the following article.

Article 16.- For the purposes set forth in the previous article, individual proceedings shall be as follows:

I. Once the removal request is received, the Board of Directors, in its following meeting, will verify that the request is supported by any of the causes for removal set forth in article 12 of the Law and that it is accompanied by evidence sufficient to presume its existence;

If the request does not proceed, it will be discarded and the complaining parties will be notified no later than five business days from the date that the resolution is definitive. Such resolution shall indicate the reasons for discarding the request;

II. Once the probable existence of the cause that supports the request has been verified, within a period of five business days a copy of such request, together with its supporting exhibits, will be sent to the relevant director, to the effect that within twenty business days such director will submit to the Board of Directors, through the proceeding coordinator, a report that details whatever benefits his interest and provides the corresponding evidence;

III. Once the report has been received and the evidence has been analyzed by the proceeding coordinator under the terms established by the Board of Directors, a meeting of such governing body will be convened to inform it of the results of the analysis of the evidence, as well as to hear the complaining parties and the director subject to the proceeding, who may provide the arguments they deem pertinent;

IV. In case that no further information or evidence is requested, the Board of Directors, in the corresponding meeting, will decide whether the removal request is granted or not, which determination will be set forth in a resolution, the approval of which will require the vote of at least eight of its members, without counting the vote of the director subject to the proceeding. This resolution will contain the reasoning and explanation that the Board of Directors took into account;

V. The proceeding coordinator, within a term of five business days following the resolution mentioned in the preceding section, will notify the relevant director of the resolution. In the event the resolution determined that the request would not proceed, the matter will be considered complete. Actions will be taken in accordance with the following section; and

VI. The secretary of the Board of Directors will compile a file containing the removal request, the opinion of the Board of Directors, the supporting documents, the elements of the defense provided by the relevant director, and, in general, all the documentation and analyzed evidence, and shall send it within a term of thirty business days to the President of the Republic or to the Secretary General of the Petroleum Workers’ Union of the Mexican Republic, as applicable, for final resolution.

For all purposes, the secretary of the Board of Directors, supported by the assistant secretary, shall act as the proceeding coordinator.

Article 17.- Notice of the commencement of the proceeding referred to in the previous article will be given to the Audit and Performance Evaluation Committee and, at its conclusion, if applicable, to the Internal Control Body of Petróleos Mexicanos.

Article 18.- The Director General may delegate to the head of the legal department the authority to exercise claims and legal actions related to damages and losses effected by the directors to the detriment of Petróleos Mexicanos, for the acts, circumstances or omissions that contravene the Law and these regulations.

The Director General may also grant such public servant general and special powers of attorney to claim and exercise such actions.

Article 19.- The public officials of the Decentralized Entities that have knowledge of the acts, circumstances or omissions of any member of the Board of Directors causing damages or losses to Petróleos Mexicanos must give notice to the Director General. This notification must be accompanied by evidence sufficient to support the notice.

Section III

Committees

Article 20.- The Committees will validly meet if more than half of the members are present. Their resolutions will be adopted by a simple majority of those present.

Article 21.- Each Committee will prepare its own rules of operation, which shall establish the policies, procedures and guidelines that are convenient for the proper undertaking of their objectives and functions, as well as for convening and holding their meetings. Such rules shall contain mechanisms to assure that each of their members has the necessary information and documentation in a timely manner in order to discuss the matters for each meeting.

Article 22.- For the execution of the objectives, goals and action programs mandated by the Law, the Committees will request from the Director General the information as well as the technical and operational support required for the proper performance of their functions.

Article 23.- Except for an express disposition of the Law or of these regulations, the Committees shall have the authority to support the Board of Directors, and may not intervene in the operation of the administrative units of Petróleos Mexicanos and its Subsidiary Entities.

Section IV

Provisions Applicable to the Director General

Article 24.- In the central planning and strategic management of Petróleos Mexicanos and its Subsidiary Entities, the Director General is responsible for the instrumentation, execution and supervision of the policies and resolutions approved by the Board of Directors.

For these purposes, the Director General shall adopt the necessary measures in order that the Subsidiary Entities perform their activities in a coordinated manner.

Article 25.- During temporary absences of the Director General or of public officials holding offices in the three lower hierarchical levels, the exercise of their duties and the fulfillment of their respective responsibilities shall be carried out in accordance with the organic statute.

Article 26.- The Board of Directors may propose the removal of the Director General to the Head of the Federal Executive, when the Director General:

I. Presents mental or physical incapacity that hinders the correct exercise of his duties;

II. Fails to comply with any requirement or experiences any impediment set forth in articles 21, sections I and III of the Federal Law of Decentralized Public Entities;

III. Breaches, without proving justified cause, the resolutions of the Board of Directors or acts deliberately beyond or against such resolutions or his authority;

IV. Utilizes, for personal or third party benefit, the reserved or confidential information at his disposal due to his position, or discloses the aforementioned information in violation of applicable provisions;

V. Deliberately submits false information to the Board of Directors; or

VI. Consistently breaches the goals set forth in the Business Plan, when such breaches are attributable to him.

Article 27.- The proceeding for removal of the Director General, in terms of article 19, section II, paragraph e) of the Law, shall commence at the request of at least two directors, and will be substantiated by the Audit and Performance Evaluation Committee, in accordance with the following:

I. Once the removal request is received, the Board of Directors will send it to the Audit and Performance Evaluation Committee, such that within twenty business days it issues the corresponding opinion;

II. If the commencement of the proceeding moves forward, the Director General will be notified of the request and opinion, in order that, within a term no longer than twenty business days, he can inform the proceeding of whatever benefits his interest and, if applicable, provide the necessary evidence. In the following session, with the vote of two thirds of the directors, the Board of Directors shall resolve whether with the information at its disposal any of the causes of removal mentioned in the previous article is proved; and

III. The resolution that is issued by the Board of Directors will be submitted to the consideration of the President of the Republic, within a term of thirty business days together with the file compiled in connection with the removal request.

The proceeding coordinator shall be designated by the Audit and Performance Evaluation Committee.

Chapter III

Planning, Budgeting and Financing of Petróleos Mexicanos and its Subsidiary Entities

Section I

Common Provisions

Article 28.- The Business Plan shall contain, jointly and individually, in respect of Petróleos Mexicanos and its Subsidiary Entities, at least the following:

I. A diagnosis of the operative and financial situation, taking into consideration the environment of the national and international markets;

II. The objectives, operating goals, results and performance indicators, compared with the best practices of the global hydrocarbon industry;

III. The strategy and investment portfolio, including the principal characteristics of the multi-year projects; and

IV. The projections for the financial balance goals for the next five years and the annual operative and financial working program for the following fiscal year.

Article 29.- The Director General shall present his Business Plan proposal to the Board of Directors no later than the month of May in the year prior to its execution. During the approval process, the current Business Plan will continue to be in effect.

Article 30.- The Director General will coordinate the corresponding actions related to the strategic planning and the incorporation of the Subsidiary Entities.

Likewise, he will coordinate the preparation and annual update of: the projections of its financial balance goals for the next five years; the initial drafts of the global expenditure and revenue budgets; the global indebtedness cap; and the corresponding programs and projects for the following fiscal year.

Article 31.- In the formulation of the initial drafts of the expenditure and the revenue budgets and the annual operative and financial working program of Petróleos Mexicanos, the proposals of the boards of directors of the Subsidiary Entities will be taken into consideration.

Article 32.- Based on the projections of the financial balance goals and the indebtedness caps approved by the Board of Directors in the Business Plan, Petróleos Mexicanos shall send to the Ministry of Finance and Public Credit its draft budget approved by the Board of Directors, no later than July fifteen of each year. Such information will be used by the Ministry of Finance and Public Credit in order to prepare the Expenditure Budget draft, and the initiative for the Revenue Law of the Federation, pursuant to the terms of the Federal Law of Budget and Fiscal Accountability and its regulations.

Article 33.- Petróleos Mexicanos shall request, in terms of the Federal Law of Budget and Fiscal Accountability, the authorization of the Ministry of Finance and Public Credit to undertake budgetary adjustments or modifications to the budgetary calendars of Petróleos Mexicanos and its Subsidiary Entities when any of them would result in non-compliance with the annual financial balance goals of Petróleos Mexicanos or an increase in the programmable budget for personal services.

Section II

Investment Programs and Projects

Article 34.- The investment programs and projects that the Decentralized Entities intend to undertake shall be compatible with the Business Plan.

Article 35.- The Board of Directors shall issue, with the prior opinion of the Strategy and Investment Committee, the guidelines referred to in paragraph k) of section IV of article 19 of the Law, pursuant to which the investment programs and projects shall be approved. Such guidelines will establish, among others, the following aspects:

I. The procedures, documentation and calendars for preparing the investment programs and projects of the investment portfolio;

II. The projects that are considered to be of great importance and high priority;

III. The contracting terms and the basis of the independent third party expert opinion in technical, economic and environmental matters, for the purposes of article 49, section VI, last paragraph of the Law; and

IV. The cases and amounts in which the investment programs and projects of the Subsidiary Entities shall require the approval of their governing bodies and those in which, additionally the approval of the Board of Directors is required.

The main hydrocarbon exploration and exploitation projects that are submitted for the consideration of the Strategy and Investment Committees must have the Ministry’s approval pursuant to applicable legal provisions.

Article 36.- The hierarchical classification of the investment programs and projects of the investment portfolio of the Decentralized Entities will be made pursuant to criteria established by the Board of Directors, taking into consideration the objectives, goals and investment requirements of such entities.

In terms of the foregoing, each Subsidiary Entity shall be responsible for putting together their own portfolio proposal, assigning the approved budget among the investment programs and projects.

Section III

Programming and Financing of Acquisitions, Leasing, Works and Services related to the Core Activities of a

Productive Character

Article 37.- The planning and programming of the Acquisitions, Leasing, Works and Services related to the Core Activities of a Productive Character to be performed by Petróleos Mexicanos and its Subsidiary Entities shall be adjusted to the objectives, priorities and established goals: in the National Development Plan; in the Energy Sector Program; in the National Program for the Sustainable Use of Energy; and in the Business Plan.

Likewise, they must observe the Administrative Contracting Guidelines issued by the Board of Directors.

Article 38.- Petróleos Mexicanos and its Subsidiary Entities will prepare their annual contracting programs, which shall contain a section that addresses acquisitions from small and medium sized companies and another section related to the policies of incorporating national content. Prior to execution, the annual contracting programs shall be submitted to the corresponding Acquisitions and Works Committees.

Article 39.- The Director General will submit for the authorization of the Board of Directors, in the meeting immediately following the approval of the Federal Expenditure Budget for the corresponding fiscal year, the terms and conditions for the contracting of obligations that constitute public indebtedness that Petróleos Mexicanos intends to incur in such fiscal year.

Such terms and conditions shall contemplate, among other things, the maximum amount of public indebtedness that is estimated to be contracted during the year and the financial instruments that will potentially be used.

The Director General will inform the Board of Directors about the progress in the contracting of obligations that constitute public indebtedness, as well as their terms and conditions.

Section IV

Prices Among the Entities

Article 40.- The price formulas for the goods and services that are sold among the Decentralized Entities shall correspond to market prices. Such formulas will be fixed pursuant to economic efficiency criteria. In such regard:

I. For goods susceptible to international marketing, the price formulas shall consider the prevailing prices in the international markets for these products, adjusted for quality. For those goods that are not susceptible to international marketing, the price formulas shall consider the production cost that results from a valuation of the feedstocks at opportunity cost.

II. The price formulas study that must be submitted no later than July fifteen of each year must include:

a) The commercial and technical name of the product, as well as price mechanism in effect;

b) A description of the productive process and the uses that will be made of the product by the Subsidiary Entities that acquire it;

c) Available figures from at least one year of the trade balance for imports and exports of the analyzed product, in order to determine the logistics that, if applicable, shall be applied;

d) The reasons pursuant to which, if applicable, it may be necessary to modify the mechanism in effect, including an estimate of the economic impacts of the proposal on the revenue of the Subsidiary Entities and, if applicable, of the Federation;

e) Description of the quality adjustments;

f) Justification of the reference market; and

g) Any other element that would contribute to justifying the proposal.

III. When Petróleos Mexicanos requires modification of the price formula of a good or a service that is produced and marketed among its Subsidiary Entities, on a date different than that of the study referred to in article 73 of the Law, it may submit to the Ministry of Finance and Public Credit, for its authorization a modification proposal that considers the elements set forth in the previous section. These changes shall apply on the date determined by the Ministry of Finance and Public Credit.

Petróleos Mexicanos will establish the pertinent mechanisms for the submission of modifications to price formulas.

Chapter IV

Contracting Procedures for Acquisitions, Leasing, Works and

Services related to the Core Activities of a Productive Character

Section I

General Provisions

Article 41.- The acquisitions, leasing, works and services of the Decentralized Entities shall comply with the principles and requirements established in the Political Constitution of the United Mexican States and all other applicable legal provisions.

During the procedures for the awarding of contracts, obtaining the maximum economic value for the contracting entity will be prioritized, considering the characteristics of the corresponding goods, works and services; the existence of alternatives; market conditions; the particularities of each project it is part of; as well as the terms of the contract it intends to enter into.

Article 42.- For the purposes of fostering efficiency and having adequate control over the contracting procedures of Acquisitions, Leasing, Works and Services related to the Core Activities of a Productive Character that are carried out by the Decentralized Entities, a registry of Suppliers and Contractors will be established in the terms set forth in the Administrative Contracting Guidelines. The information contained in such registry will be used as an element for the pre-qualification or qualification of Suppliers and Contractors.

Article 43.- The Decentralized Entities, prior to their execution, shall make their annual contracting programs for Acquisitions, Leasing, Works and Services related to the Core Activities of a Productive Character available to the general public through their websites. The updates to such programs will be made available in the same manner.

These programs will have an informative character, will not imply any contracting commitment whatsoever and may be modified, added to, suspended or cancelled, without any responsibility whatsoever for the Decentralized Entities.

Article 44.- The Decentralized Entities will have control over and will monitor the execution of the contracts they enter into in order to ensure compliance with the purposes of the Substantive Projects.

Section II

Contracting Procedure

Part 1.- General Rules

Article 45.- The contracting performed in terms of article 51 of the Law will comprise the Acquisitions, Leasing, Works and Services related to the Core Activities of a Productive Character necessary for the execution of Substantive Projects.

Article 46.- The Board of Directors will issue, subject to the prior opinion of its Strategy and Investment Committee, the guidelines referred to in article 19, section IV, paragraph k) of the Law, which will establish the cases and amounts in connection with which the contracts of the Subsidiary Entities will require only the approval of their governing bodies and those in which the approval of the Board of Directors will also be required.

The amounts applicable to the draft agreements of the Subsidiary Entities shall be lower than those established for the Board of Directors.

Article 47.- The public officials of the Decentralized Entities shall have the authority to issue and execute invitations, decisions, opinions, contracts and agreements, as well as to substantiate and resolve procedures for suspension, early termination and administrative cancellation of contracts, in accordance with the corresponding organic statutes.

Part 2.- Administrative Contracting Guidelines related to the Core Activities of a Productive Character

Article 48.- The Administrative Contracting Guidelines will establish the internal rules for the Decentralized Entities, and shall include, in addition to what is set forth in the Law, the following:

I. In matters relating to contracting procedures:

a) Performance of promotional acts within the market;

b) Pre-qualification mechanisms;

c) Methods for the evaluation of proposals;

d) Mechanisms for subsequent discount offers;

e) Conditions for the substitution of bidders prior to the signing of the respective contract in the case of joint proposals; and

f) General rules to which the negotiating stages will be subject referred to in article 55, section IV of the Law.

II. In contracts matters, the basis related to:

a) Additional remuneration and compensation, as well as the mechanisms for adjusting them;

b) Contract modifications;

c) Conventional penalties;

d) Guaranties;

e) Liability limits;

f) Subcontracting;

g) Mechanisms for the prevention and resolution of disputes;

h) Assignment; and

i) Settlements.

III. Rules that facilitate the implementation of competitive contracting procedures in terms of costs, application and terms, comparable to the best practices at the international level.

IV. Basis for the contracting with other ministries, governmental entities and public institutions.

V. The cases in which social witnesses will participate in order to foster the transparency, impartiality and honesty of the contracting procedures.

Article 49.- The Administrative Contracting Guidelines shall avoid regulating particular aspects that limit the capacity of . . . to the circumstances of each of the Substantive Projects.

Part 3.- Types of Contracting Procedures

Article 50.- The contracts into which the Decentralized Entities must enter in order to carry out the Acquisitions, Leasing, Works and Services related to the Core Activities of a Productive Character will be awarded in accordance with any of the following procedures:

I. Public bidding, which commences with the publication of the invitation and concludes with the issuance of the decision or, if applicable, with the cancellation of the respective procedure;

II. Restricted invitation to at least three parties, which commences with the delivery of the first invitation, and concludes with the issuance of the decision or, if applicable, with the cancellation of the respective procedure; and

III. Direct awarding, which commences with the estimate request and concludes with the acceptance of the proposal.

Article 51.- In the cases established in article 57 of the Law, the Decentralized Entities may award contracts without public bidding, through restricted invitations to at least three parties or by direct awarding, as applicable, with the prior opinion of the Acquisitions and Works Committee. In the justification referred to in Article 53, section III of the Law, consideration will be given to the conditions and the pertinent circumstances set forth in the first paragraph of article 57 of the Law, and it will be sufficient to prove any of the criteria set forth in such provision.

The justification mentioned in the preceding paragraph must be in writing and signed by the requesting area.

Pursuant to the last paragraph of Article 57 of the Law, the contracting that falls under the exceptions for public bidding set forth in the Law of Acquisitions, Leasing and Services of the Public Sector and the Law of Public Works and Services Related Thereto may be awarded through restricted invitation to at least three parties or by direct awarding. Likewise, there will be observance of such laws in relation to the requirement of the prior opinion, which will be substantiated in accordance with the first paragraph of this article.

The Acquisitions and Works Committee will notify the Audit and Performance Evaluation Committee of any opinion that resolves the awarding of a contract through restricted invitation to at least three parties, or by direct awarding, pursuant to the terms of the Administrative Contracting Guidelines.

Article 52.- The selection of the restricted invitation or direct awarding procedure carried out by Petróleos Mexicanos or its Subsidiary Entities shall be justified, among other aspects and depending on the circumstances that occur in each case, by the reasons that public bidding is not convenient to ensure the best available conditions as to the price, quality, financing and opportunity criteria and other pertinent circumstances.

The reasoning for the aforementioned criteria shall always be in writing and signed by a public official holding at least the position of manager of the responsible area for the execution of the corresponding agreement, contract or order.

Article 53.- Pursuant to article 55, section I of the Law, the Decentralized Entities may carry out public bidding procedures that will be:

I. National, in which only Mexican bidders participate;

II. International under the application of an international treaty, in which only Mexican bidders and foreign bidders of countries with which Mexico has entered into a free trade agreement can participate, with provisions related to public sector purchases; and

III. Open-international, in which Mexican and foreign bidders can participate under any of the following conditions:

a) After the prior market research done by the inviting entity, supply or competitive conditions are lacking in the national market in respect of the required goods, works or services;

b) It is convenient in terms of price or quality;

c) After a public bidding procedure of a national character or international character under treaty coverage has taken place, no solvent proposal has been submitted; or

d) It is established in such manner for contracts financed with external credit granted to the Federal Government or with its guaranty.

The participation of foreign bidders may be denied in open-international biddings, when the country in which they are nationals does not grant reciprocal treatment to Mexican bidders, contractors, goods or services.

No preference whatsoever shall apply in the selection of any type of procedure.

Article 54.- When no agreement or treaty exists, the offerors of goods and services of foreign origin may participate in contracting procedures and under the same requirements applicable to those national, if and when, in their respective countries, the offerors of goods and services of Mexican origin enjoy equal opportunities.

Part 4.- Invitations

Article 55.- For each contract or group of contracts to be bid upon, Petróleos Mexicanos or the corresponding Subsidiary Entity will publish in the Official Gazette of the Federation the respective public bidding invitation. The invitation will include information regarding the nature of the Acquisitions, Leasing, Works and Services related to the Core Activities of a Productive Character to be contracted for, as well as the scope of the contract or group of contracts, in order that potential suppliers and contractors can have the basic informational elements in making a decision regarding their participation. The invitation will indicate the place, cost and payment method for obtaining the bidding guidelines.

In every invitation, bidders may participle individually or through a joint proposal. In the latter case, to conduct the technical and economical evaluation, the capacities and experience of the consortium companies as a whole will be taken into consideration.

Part 5.- Bidding Guidelines and Reference Terms

Article 56.- In the bidding guidelines for public bidding procedures, for restricted invitations, as well as in the reference terms in cases of direct awarding that will be integrated in accordance with the requirements set forth in the Law and the Administrative Contracting Guidelines, the following will be considered:

I. Rules and criteria for the preparation of the proposals that ensure the best conditions to the bidding Decentralized Entity, as well as for undertaking an objective selection among them;

II. Avoiding the establishment of conditions and impossible compliance requirements that limit free participation or that guide the bidding in favor of a particular bidder; and

III. Procedures that facilitate the prompt solution of differences and disputes that may arise as a result of the execution of the contract, which will also be included in the respective contract.

The bidding guidelines may only mandate requirements that are necessary to permit the adequate comparison and evaluation of proposals.

Article 57.- In addition to the aspects included in article 55, section III of the Law, the bidding guidelines will include:

I. Participation requirements and, if applicable, pre-qualification requirements, with the purpose of ensuring the experience and the legal, technical, financial and commercial capacity of the bidder for compliance with the established contractual obligations, as well as the documentation required to support them;

II. Contractual conditions, terms and conditions sheets or the model contract to be entered into with the winning bidder, the characteristics of the required guaranties, the time limits for signing and other pertinent requirements;

III. The bidding procedure calendar, which may contemplate the phases needed to integrate the stages, in the understanding that the terms and dates shall allow the bidders the proper preparation of their offers;

IV. If applicable, the evaluation mechanisms of the bidders in the pre-qualification stage, as well as the indication of the method for the evaluation of offers, which may allow processes for negotiation of pricing procedures, evaluation by points and percentages, subsequent discount offers or any other means that promote competition among the bidders and result in better contracting conditions for the contracting entity;

V. The cases in which the procedure will be declared failed;

VI. Procedures for modifying the guidelines and for receiving comments and suggestions from potential bidders and interested parties; and

VII. All other requirements deemed necessary for the development of the project.

Article 58.- In public bidding as well as in restricted invitation procedures, the participation of bidders at all stages of the procedure through electronic means will be promoted.

In public bidding procedures, the invitations, the informational and preliminary documentation for promoting the participation in the biddings, as well as the bidding guidelines, their modification, the documentation resulting from public clarification meetings, presentation and opening of proposals, decision and awarding, must be published electronically.

For purposes of article 54 of the Law, an offer submitted electronically and protected by an access password in order that it not be opened prior to the corresponding stage, will be deemed presented in a sealed envelope.

Article 59.- In restricted invitation procedures, the invitations shall be sent to the invited Suppliers or Contractors through certified mail with proof of receipt or specialized courier or by electronic means, and will establish a reasonable term in order that the relevant supplier or contractor can state whether it wishes to participate in such procedure.

Article 60.- In the cases set forth in article 57, part A), section I of the Law; article 41, sections II and V of the Law of Acquisitions, Leasing and Services of the Public Sector; and article 42, sections II and V of the Law of Public Works and Services Related Thereto, prior to the formalization of the contract, the commencement of the works, services or the supply of goods may be ordered for responding to such contingencies. Such formalization will be under the responsibility of the public official that heads the requiring area.

Part 6.- Contracts, Remuneration and Additional Compensation

Article 61.- The agreements, contracts and other legal acts entered into or executed by Petróleos Mexicanos and its Subsidiary Entities, for or as a consequence of the fulfillment of their respective objectives, shall be governed, in addition to what is set forth in applicable laws and other administrative provisions, by the corresponding common legislation for the respective matter, according to its nature.

Article 62.- Petróleos Mexicanos and its Subsidiary Entities shall establish, in the contracts and agreements they enter into, remuneration strictly subject to articles 6 of the Regulatory Law and 60 and 61 of the Law, and that may be based on formulas or schemes that allow a certain price to be obtained in cash in accordance with the civil legislation.

Such remuneration shall be fixed in clear terms at the signing of the contract and may be established in accordance with the degree of compliance to the goals or in accordance with explicit and quantifiable indicators expressed in measuring units of common use in the hydrocarbon industry, which may refer to productivity, capacity, incorporated reserve, reserve recovery, execution schedules, costs incurred and savings thereunder, obtaining economies and other aspects that result in higher profits to Petróleos Mexicanos and its Subsidiary Entities, or that contribute to the improvement of the project results.

The remuneration may be conditioned on the generation of project cash flow.

The compensation and penalties agreed in terms of sections V and VI of article 61 of the Law will always be part of the remuneration.

Likewise, pursuant to the Administrative Contracting Guidelines issued by the Board of Directors in terms of articles 51 and 53 of the Law, the contracts and agreements will establish the procedures for making the necessary revisions and adjustments to the remuneration.

Article 63.- The contracting Decentralized Entities will seek best practices for the efficient administration of contracts, setting forth the contractual mechanisms to solve the problems that arise during execution, as well as, if applicable, the differences and discrepancies arising between the parties.

If the differences are of a purely technical nature, they can be subject to the opinions of experts or technicians appointed directly by the parties, under the terms and conditions agreed in the contract.

Part 7.- Suspension, Termination, Cancellation and Settlement of Acquisitions, Leasing, Works and Services Contracts

Article 64.- The Administrative Contracting Guidelines will establish the causes, procedures and effects of the administrative cancellation, early termination and total or partial suspension of the contracts for the performance of Acquisitions, Leasing, Works and Services related to the Core Activities of a Productive Character. The cancellation procedure commenced by the entities will be administrative in nature and will not require judicial or arbitral resolution.

In administrative cancellations and early terminations, a settlement will be effected pursuant to the terms of these regulations and the Administrative Contracting Guidelines.

Article 65.- When a works contract is administratively cancelled, the contracting Decentralized Entities must take possession of the installation and immediately continue with its execution, directly or through another contractor.

When applicable, the evaluation and payment of the expenses that result from this situation will be effected as payable to the contractor, if they are documented and related to the compliance, even if partial, with the contract.

When it best suits the interests of a Decentralized Entity, it may abstain from declaring the administrative cancellation of the contract, to which effect it will adopt the control and intervention measures necessary to guarantee the execution of the purpose of the contract.

Article 66.- Upon the completion of the contract, a settlement will be made establishing the fulfillment of the mutual obligations between the parties.

In case of conflict between the parties, the Decentralized Entities may agree in the settlement instrument to the applicable adjustments, revisions and acknowledgments; they will outline the positive and negative balances, the agreements, conciliations and transactions that have been agreed to in order to end the pending disputes.

If applicable, in the settlement, the supplier or contractor will be requested to provide an extension or increase of the guaranty and insurance instruments and, in general, those that are necessary to guarantee the obligations that have to be complied with following the termination of the contract.

Settlements will take place in the presence of the contracting parties, unless the contractor has given his consent to the Decentralized Entity to proceed accordingly. If the contractor or supplier is not present, the contracting entity will proceed in the terms set forth in the Administrative Contracting Guidelines. Likewise, in this case only, the corresponding internal control body will be present during the preparation of the aforementioned settlements.

Article 67.- In terms of article 35, second paragraph of the Law, the Ministry of Public Function and the internal control bodies at Petróleos Mexicanos and its Subsidiary Entities will have the authority to resolve non-conformity issues, as well as conciliation procedures of the Acquisitions, Leasing, Works and Services related to the Core Activities of a Productive Character referred to in article 51 of the Law, which will be conducted in accordance with Article 37 and the Sixth Title of the Law of Acquisitions, Leasing, and Services of the Public Sector and article 39 and the Seventh Title of the Law of Public Works and Services Related Thereto.

The Ministry of Public Function and the internal control bodies at Petróleos Mexicanos and at its Subsidiary Entities will resolve the procedures referred to in this article, taking into consideration the principles and applicable provisions for the Core Activities of a Productive Character established in the Law, these regulations and the Administrative Contracting Guidelines.

In respect of violations and sanctions, the Ministry of Public Function and the internal control bodies at Petróleos Mexicanos and at its Subsidiary Entities will act pursuant to article 59 of the Law.

Chapter V

Administration of the Property of Petróleos Mexicanos and of its Subsidiary Entities

Article 68.- The management and administration of the chattel and real estate destined for the development of the activities of the Decentralized Entities will be performed in accordance with the General Law of National Property, as well as the bases and guidelines that, at the proposal of the Director General, are established by the Board of Directors. Such entities will adopt the decisions and perform the activities that have the purpose of modifying the property of each of them.

Article 69.- The legal acts regarding real estate that create property or personal rights for Petróleos Mexicanos or its Subsidiary Entities shall be registered in the Public Registries of Federal and Local Property, as well as in the National Agrarian Registry, as applicable.

Chapter VI

Constitution and Participation of Petróleos Mexicanos in Commercial Companies

Article 70.- For purposes of the participation of Petróleos Mexicanos or its Subsidiary Entities in commercial companies, these will be classified as:

I. Existing affiliates or affiliates that are constituted in accordance with Mexican law, considered governmental entities;

II. Existing affiliates or affiliates that are constituted in accordance with foreign law;

III. Companies over which significant influence is held; and

IV. Companies in which an investment is held different from those aforementioned.

Article 71.- For the purposes of the previous article, and articles 19, section IV, paragraph a) and 20 of the Law, it is understood that Petróleos Mexicanos or its Subsidiary Entities, jointly or severally:

I. Have control over a company when any of the following requirements are met:

a) They maintain, directly or indirectly, more than the 50% of the company’s equity or shares;

b) The company’s capital consists of representative shares in the equity that can only be subscribed to by such Decentralized Entities;

c) They have the power to appoint the majority of the company’s governing body, its chairman or its Director General; or

d) They have the authority to veto the resolutions of the company’s governing body.

II. Have significant influence over a company when Petróleos Mexicanos or its Subsidiary Entities:

a) Own 20% to 50% of the company’s stock or shares;

b) When, owning more than the 10% of the company’s stock or shares with voting rights, have preferential rights to appoint directors without constituting a majority; or

c) When, having no directors, they participate actively in the corporate process for defining the operational and financial policies of the relevant company.

Article 72.- For purposes of transparency and accountability of the investments of Petróleos Mexicanos or of its Subsidiary Entities in the companies referred to in article 70, sections II, III and IV of these regulations, the Board of Directors, at the proposal of the Director General, will issue policies and guidelines that regulate the conduct of the public officials or attorneys-in-fact that exercise the relevant corporate rights, and the information they must submit to the Decentralized Entities.

Chapter VII

Sustainable Development, Environmental Protection, Occupational Health and Industrial Safety

Article 73.- The Director General is responsible for defining the policies, bases and guidelines, pursuant to which the directors general of the Subsidiary Entities will prepare the program proposals referred to in article 28, sections I, III, IV and VI of Law, in order to be submitted to the Environmental and Sustainability Committee.

Article 74.- The Director General shall implement and manage an operative risk management system of the Decentralized Entities in industrial safety, occupational health and environmental protection matters.

Such system will observe the goals and objectives, as well as the indicators to evaluate the implementation of the system and its performance, as determined by the Board of Directors at the proposal of the Director General.

Article 75.- The Director General will implement a computer system that integrates data on events, accidents, incidents and emergencies that occur in the installations of the Decentralized Entities, the actions resulting from their analysis as well as the pertinent performance indicators.

Such system shall allow the evaluation of the effectiveness of the measures applied thereto by the Decentralized Entities, as well as design other preventive and corrective measures.

Article 76.- The Director General will submit to the Board of Directors the evaluations in industrial safety, occupational health, environmental protection and sustainable development matters of the Decentralized Entities.

These evaluations will be considered, if applicable, in the annual report referred to in section VII of article 28 of the Law.

Chapter VIII

Sulfur Sales

Article 77.- Petróleos Mexicanos and its Subsidiary Entities will publish annually, no later than the first business day of October of each year, information on the sulfur sales as feedstock for the national nitrogen fertilizers industry, related to:

I. Volumes of sulfur that can be offered;

II. Model purchase contracts, which will include the mechanism for determining prices, the product presentations, contracting places and schedules, as well as the delivery conditions and, in general, the relevant information;

III. The forms for sulfur requests; and

IV. The sulfur volumes acquired in the last twelve months.

Article 78.- The national producers of nitrogen fertilizers interested in acquiring sulfur from Petróleos Mexicanos or from its Subsidiary Entities must file an application no later than the first business day of November on the forms referred to in the preceding article. Such requests will have priority over any others received by the Decentralized Entities in respect of the aforementioned product.

Article 79.- When surplus sulfur exists, Petróleos Mexicanos and its Subsidiary Entities will offer, first to national producers of nitrogen fertilizers, the resulting volumes through postings on its website and by any other means, during the last week of each month.

Article 80.- For the purposes of this chapter, the Ministry of Agriculture, Livestock, Rural Development, Fishing and Nutrition may establish a public registry of national producers of nitrogen fertilizers.

Chapter IX

Control, Oversight and Performance Evaluation

Article 81.- In terms of Article 35 of the Law, the Ministry of Public Function, the internal control body of Petróleos Mexicanos and the Audit and Performance Evaluation Committee, will avoid duplicating the exercise of their functions. For this purpose:

I. Not later than December 31 of each year, they will agree on the execution of a coordinated and staggered program for audits to be executed during the following year in accordance with the authority of each of these bodies; and

II. The aforementioned program will include the definition of the administrative units of Petróleos Mexicanos or of its Subsidiary Entities and of the projects or processes to be audited, as well as the information exchange mechanisms on the execution of the audits.

Article 82.- The Commissioner of Petróleos Mexicanos will submit the reports referred to in the Law, within the following time periods:

I. On the first business day of March, the report referred to in article 71, last paragraph of the Law, which will be attached to the report referred to in article 70 of the Law;

II. On the last business day of May, the annual report referred to in section I of article 34 of the Law; and

III. Within fifteen business days following each ordinary meeting of the Board of Directors, the reports referred to in article 48 of the Law.

Article 83.- The Commissioner of Petróleos Mexicanos will be the common representative of the holders of citizen bonds in accordance with the Securities Market Law, as applicable, and other applicable provisions.

To assist the Commissioner in the exercise of these functions, and at his request, Petróleos Mexicanos will contract for the services of financial institutions. Such services will be accessory to the public debt obligations implied in the citizen bonds.

Article 84.- The Commissioner of Petróleos Mexicanos must reserve and keep confidential the information and the matters that he has knowledge of due to his position when such information or matters are not of a public nature.

Article 85.- Petróleos Mexicanos, through its Director General, will submit to the Board of Directors, no later than the first business day of March of each year, the report referred to in article 70 of the Law.

Article 86.- The report of the Director General referred to in section I, article 70 of the Law, will present the information for each of the Decentralized Entities and on a consolidated basis for all of them.

For purposes of the preceding paragraph, the information of each Subsidiary Entity will be submitted by each director general, with the prior approval of the corresponding board of directors.

Article 87.- At each ordinary meeting of the Board of Directors, the Director General will submit a report on the actions and results of Petróleos Mexicanos and its Subsidiary Entities containing at least the following:

I. The progress toward the fulfillment of the goals of the Business Plan and the annual operating program, contrasting the obtained results with the program, with the results obtained in the last five years of the corresponding entity, and with indicators and operational and financial parameters of common use at the international level;

II. The financial results for the corresponding period and its comparison with the last five years;

III. The analysis of macroeconomic, operational and market factors that explain the progress toward the goals of the Business Plan and the annual operating plan. This analysis shall include a quantification of the impact of these factors in the financial results of the Decentralized Entities;

IV. The progress and results of the principal investment projects in execution;

V. The deviations in the amounts, schedules and scope, in reference to what was agreed to in the principal contracts;

VI. Relevant litigation and its estimated liability amount;

VII. Exercised expenditures for the rendering of services to the Subsidiary Entities, including at least the items of pensions, health and telecommunications; and

VIII. In case of non-compliance with the goals of the Business Plan or the annual operating plan, proposals for corrective measures or, in their absence, an explanation of the impossibility of their compliance.

For purposes of article 70 of the Law, the Director General’s report shall include an analysis of social welfare, particularly labor and health services liability, which will be consistent with commonly accepted actuarial practices. Likewise, the accounting results of the common services will be specifically allocated.

Transitory Provisions

FIRST.- These regulations will become effective on the day following their publication in the Official Gazette of the Federation.

SECOND.- All regulations, circulars, agreements and other administrative acts of a general nature that are contrary to these regulations are hereby left without any effect. The organic statute of Petróleos Mexicanos must conform to what is provided herein.

THIRD.- Until the issuance of the creation or reorganization decrees of the Subsidiary Entities, in accordance with the Law, the provisions of these regulations and the ones that are issued by the Board of Directors to the Subsidiary Entities Pemex-Exploration and Production, Pemex-Refining, Pemex-Gas and Basic Petrochemicals and Pemex-Petrochemicals, created by the Organic Law of Petróleos Mexicanos and its Subsidiary Entities, shall continue to apply.

FOURTH.- Without prejudice to the provisions of the Law and of these regulations, until the issuance of the creation or reorganization decrees referred to in the previous transitory provision, the aforementioned Subsidiary Entities will be subject to the following:

I. Their boards of directors and directors general will seek at all times to create economic value for the benefit of the Mexican society and will take into account all other objectives set forth in article 7 of the Law, in accordance with the applicable provisions;

II. Their governing bodies will be integrated in terms of article 18 of the Law. Until the corresponding appointments are made, those existing will continue to operate upon the effectiveness of these regulations;

III. The aforementioned governing bodies will deliberate jointly and will decide matters by a majority vote of the members present at the meetings, requiring the vote of at least one professional director. In the case that this majority is not achieved, within a period not greater than twenty business days, the opposing directors may issue their reasoned votes. The matter will be decided by a simple majority of votes of the directors present at the next meeting held at the end of the stated period;

IV. Their governing bodies will hold their meetings in Mexico City, in accordance with the approved annual calendar, but without prejudice to the holding of the meetings in another conventional location pursuant to the opinion of the chairman of the relevant board of directors. For these purposes, a telecommunication or teleconference system may be used;

V. The invitation for ordinary meetings of their boards of directors, together with the corresponding documentation and informational materials, will be sent physically or by electronic means to the directors at least seven business days prior to the date of the meeting, and in the case of extraordinary meetings, at least two business days prior to the date of such meeting;

VI. The members of such boards or their directors general may request to the chairman, the secretary or, if applicable, the corresponding assistant secretary, at least ten business days prior to the date fixed for an ordinary meeting, the inclusion in the agenda of the matters that, in their opinion, should be addressed in such meeting, as well as the corresponding draft resolutions;

VII. The submission of matters at the meetings of such joint bodies is the responsibility of the directors and the directors general of the Subsidiary Entities. The matters that are submitted by the directors general will require a legal opinion and an opinion of the authority of the corresponding board of directors of the proposed resolution, issued by the head of the legal area of Petróleos Mexicanos, as well as a convenience opinion by the interested party;

VIII. The corresponding provisions under Chapter II, Section III of these regulations will be applicable to their committees;

IX. In accordance with article 87 of these regulations, their directors general will submit a report to their respective board of directors in the corresponding terms;

X. Their directors general will have the obligation to submit the information, proposals and opinions required by the Board of Directors;

XI. Their directors general will have the authority to claim and exercise the corresponding actions for the damages and losses caused by a director to the detriment of the Subsidiary Entities, due to such director’s acts, circumstances or omissions in contravention of the Law and these regulations;

Likewise, their directors general may grant the head of the legal area of Petróleos Mexicanos general and special powers-of-attorney in order to claim and exercise such actions;

XII. The public officials of the Decentralized Entities that have knowledge of acts, circumstances or omissions in contravention by any director that cause damages and losses to the Subsidiary Entities must report such knowledge to the corresponding director general, providing the necessary elements required to support the respective report;

XIII. The incumbent public officials of the Subsidiary Entities will have, until their reorganization or liquidation, the authority to issue and execute invitations, decisions, opinions, contracts and agreements, as well as to conduct and resolve suspension, early termination and administrative cancellation procedures of contracts related to the Core Activities of a Productive Character and other legal acts that are required; and

XIV. The Subsidiary Entities may contract for insurance, sureties or guarantees that they deem necessary, in order to ensure recovery of resources and assets, or indemnification for the damages and losses experienced by such entity. Likewise, they may also contract in favor of the members of their respective board of directors and director general, for insurance, sureties or guarantees that cover the amount of the indemnity for the damages caused by their performance, except for willful misconduct, bad faith or acts illegal in accordance with the laws.

FIFTH.- Once the boards of directors of the Subsidiary Entities are established, in terms of section II of the previous transitory provision, within the scope of their authority and with such results as are compatible with their nature, they will have the duties set forth in article 19, sections II; IV, paragraph k); VII; XIII; and XVII of the Law, regardless of the other duties assigned to them in other legal provisions.

Likewise, they will have the authority to submit to the Board of Directors marketing and production proposals, as well as those related to their operation.

SIXTH.- The Acquisitions and Works Committee will submit to the consideration of the Board of Directors the Administrative Contracting Guidelines, within a term of sixty calendar days after the publication of these regulations.

SEVENTH.- The Strategy and Investment Committee will prepare the guidelines for the annual measurement of the economic value of Petróleos Mexicanos and the projects it executes. Such guidelines will be submitted to the consideration of the Board of Directors within a term of sixty calendar days after the publication of these regulations.

EIGHTH.- The national content index for 2008 will be disclosed on the website of Petróleos Mexicanos during 2009.

NINTH.- During the application of the transitory provisions of the Law relating to budget, the Director General will submit to the Ministries of Finance and Public Credit and of Energy, not later than April 30 of each year, a report on the execution of the Business Plan, for determining the fulfillment of the goals set forth therein.

The Ministries of Finance and Public Credit and of Energy, based on the corresponding external opinion, will send jointly to the Director General, not later than May 30 of the year in which the report is submitted, a preliminary report on the fulfillment of the goals set forth in the Business Plan, in order that the Director General states his considerations, not later than June 15 of that year.

Based on additional information that, if applicable, is provided by the Director General, the Ministries of Finance and Public Credit and of Energy will jointly send the final report on the fulfillment of the goals set forth in the corresponding Business Plan, not later than June 30 of that year.

TENTH.- Without prejudice to the authority of the National Hydrocarbons Commission, the approval referred to in the last paragraph of article 35 of these regulations will not be required in the following cases:

I. Projects that are in the execution phase at the time of publication of these regulations, except if they are modified in a substantive manner in accordance with the guidelines issued to such effect by the Ministry; and

II. Projects that are in the definition phase at the time of publication of these regulations—such phase being understood as the final design phase in which the detailed modeling takes place and the cost estimation is specified in order to incorporate the project into the project portfolio and the operational plan.

Within a period no greater that fifteen business days following the effective date of these regulations, Pemex- Exploration and Production will submit to the Ministry, for its endorsement, a list of investment projects that comply with the conditions set forth in this article, as well as the projects that are in other design phases.

ELEVENTH.- The Director General, within the below time periods following the effectiveness of these regulations, will propose to the Board of Directors:

I. Within sixty calendar days, the provisions referred to in articles 35 and 46 of these regulations; and

II. Within one hundred and twenty calendar days, the provisions referred to in articles 68, 72, 73 and 74 of these regulations.

Executed in the residence of the Federal Executive Branch, in Mexico City, Federal District, third of September of two thousand and nine.- Felipe de Jesús Calderón Hinojosa. Signature.- The Secretary of Finance and Public Credit, Agustín Guillermo Carstens Carstens.- Signature.- The Secretary of Energy, Georgina Yamilet Kessel Martínez.- Signature.- The Secretary of Economy, Gerardo Ruiz Mateos.- Signature.- The Secretary of Agriculture, Livestock, Rural Development, Fishing and Nutrition, Alberto Cárdenas Jiménez.- Signature.- The Secretary of Public Function, Salvador Vega Casillas.- Signature.